NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q2 2025

DALLAS (August 7, 2025) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended June 30, 2025. For the three months ended June 30, 2025, we reported net income attributable to common shares of $0.2 million or $0.02 per diluted share, compared to $1.5 million or $0.17 per diluted share for the same period in 2024.

Financial Highlights

•Total occupancy was 82% at June 30, 2025, which includes 94% at our multifamily properties and 57% at our commercial properties.
•During the three months ended June 30, 2025, we sold 30 single family lots from our holdings in Windmill Farms for $1.4 million, resulting in a gain on sale of $1.1 million.
•On May 30, 2025, we paid off the $10.8 million loan on 770 South Post Oak with cash on hand.

Financial Results

Rental revenues increased $0.3 million from $11.2 million for the three months ended June 30, 2024 to $11.5 million for the three months ended June 30, 2025. The increase in rental revenue is primarily due to an increase in occupancy at Stanford Center.

Net operating loss decreased $0.3 million from $1.1 million for the three months ended June 30, 2024 to $0.8 million for the three months ended June 30, 2025. Our decrease in net operating loss was due to a $0.1 million decrease in operating expenses. The decrease in operating expenses is primarily due to a decrease in the cost of insurance and property taxes for the three months ended June 30, 2025.

Net income attributable to the Company decreased $1.3 million from $1.5 million for the three months ended June 30, 2024 to $0.2 million for the three months ended June 30, 2025. The decrease in net income is primarily attributed to a decrease in interest income and an increase in tax provision for the three months ended June 30, 2025 offset in part by an increase in gain on real estate transactions.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Rental revenues	$11,510	$11,188	$22,937	$22,467
Other income	650	585	1,231	1,205
Total revenue	12,160	11,773	24,168	23,672
Expenses:
Property operating expenses	6,535	6,624	12,512	13,258
Depreciation and amortization	3,062	3,137	5,945	6,309
General and administrative	1,383	1,414	2,735	2,675
Advisory fee to related party	2,005	1,680	4,436	3,845
Total operating expenses	12,985	12,855	25,628	26,087
Net operating loss	(825)	(1,082)	(1,460)	(2,415)
Interest income	3,982	5,200	8,610	11,327
Interest expense	(1,738)	(1,862)	(3,519)	(3,731)
Equity in income from unconsolidated joint venture	—	109	—	544
Gain on sale or write down of assets, net	947	—	4,838	—
Income tax provision	(2,042)	(669)	(3,364)	(1,272)
Net income	324	1,696	5,105	4,453
Net income attributable to noncontrolling interest	(155)	(198)	(318)	(406)
Net income attributable to the Company	$169	$1,498	$4,787	$4,047
Earnings per share
Basic and diluted	$0.02	$0.17	$0.55	$0.47
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316